EXHIBIT 5.1

                 Opinion of Wilson, Sonsini, Goodrich and Rosati


                  [Wilson Sonsini Goodrich & Rosati letterhead]


                                 August 4, 1999


Komag, Incorporated
1704 Automation Parkway
San Jose, CA 95131

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 5th, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,350,000 shares of Common Stock, no par value (the "Shares"), reserved for issuance pursuant to the Komag, Incorporated 1998 Employee Stock Purchase Plan and the Komag, Incorporated 1997 Supplemental Stock Option Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati